EXHIBIT A

OPULENT ACQUISITION, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the Corporation is “iHealthcare, Inc.”

ARTICLE II: PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, (“DGCL”).

ARTICLE III: AGENT FOR SERVICE OF PROCESS

The address of this Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, Lewes Delaware, 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock that the Corporation shall have authority to issue is 150,000,000, consisting of 143,500,000 shares of Common Stock, $0.0001 par value per share, and 6,500,000 shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 1,500,000 shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 5,000,000 shares.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1.0 General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.0 Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. PREFERRED STOCK

The authorized stock of the Corporation designated in this Article Fourth “Series A Preferred," which, except as otherwise set forth herein, shall have the following rights and obligations) and Series B Preferred shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.	Issuance and Reissuance

1.1 The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of preferred stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock. If the board of directors cannot reach a majority vote regarding any matter brought to the directors by special meeting of the board requiring a majority vote, then such matter will be decided upon by the majority voting power of the holders of the then outstanding common and preferred stock.

1.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

1.3 The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A or Series B Preferred Stock [whether by Amendment to the Articles of Incorporation or otherwise] so as to affect adversely the Series A Preferred Stock without written consent or affirmative majority vote of the holders of Series A and Series B Preferred Stock, given in writing or by vote at a Special Meeting, consenting or voting [as the case may be] separately as a class. For this purpose, the authorization or issuance of any Series of Preferred Stock with preference or priority over or on parity with the Series A or Series B Preferred Stock as to voting rights, or other powers or the rights to receive dividends, or amounts distributable upon a Liquidation Event shall be deemed so as to adversely affect the Series A and Series B Preferred Stock.

1.4 Unanimous written consent shall be required by vote or consent of the Series A Holders for the:

• Approval of sale, merger or change of control

• Approval of new classes of shares

• Approval of either increasing/decreasing authorized shares

• Approval of issuance of any authorized shares

• Approval of investment capital or debt

2. Dividends

2.1 Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock shall be pari passu with respect to dividends. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefore, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration, payment or setting aside of any Distribution on the Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Series A and Series B Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Series A and Series B Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.The Series A and Series B Preferred Stock shall be paid dividends at twice the adjusted and computed value per share as and when declared.

3. Liquidation Rights.

3.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, (together the “Existing Preferred”) and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the Liquidation Preference specified for such share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on each such share, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. After payment in full of the Liquidation Preference specified for shares of Series A Preferred Stock, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, by reason of their ownership thereof, an amount per share for each share of Existing Series B Preferred held by them equal to the Liquidation Preference specified for such share of Series B Existing Preferred, plus an additional amount equal to any dividends declared but unpaid on each such share, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Existing Series B Preferred. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1; provided, that, if the assets of the Corporation available for distribution to its stockholders are sufficient to pay in full the Liquidation Preference specified for shares of Series A Preferred Stock, but insufficient to pay the holders of Existing Preferred the full amount to which they shall be entitled under this Section 3.1, the holders of Series A Preferred Stock shall receive the full Liquidation Preference specified for such share of Series A Preferred Stock, while the holders of Existing Series B Preferred shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2 Liquidation Value Adjustment: At liquidation or change of control, the Series A Preferred stock shall be paid a liquidation value of three times, (3x) the conversion value and the Series B preferred stock shall be paid a liquidation value of two times the conversion value after adjustment for dilution per Section 4.4. Further the Series A and Series B Preferred Stock shall be paid at two times, (2x) value per adjusted share for any dividends at liquidation or change of control. The company shall pay all taxes associated with the dividends and/or liquidation/conversion/sale of Series A and or Series B Preferred Stock.

3.3 Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3.1, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

3.4 Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived with respect to any series of Preferred Stock by the consent or vote of a majority of the outstanding shares of such series (voting on an as-converted to Common Stock basis).

4. Conversion.

4.1 The holders of the Series A Preferred Stock shall not be convertible at any time into shares of common stock or any other series of Preferred Stock of the Corporation except at change of control at the option of the board of directors. The Series A Preferred Stock is not transferable to any third party. The holders of the Series B Preferred Stock shall have conversion rights as follows:

4.2 Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the Conversion Rate for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased. The Series B Preferred Stock may be transferred at any time to any third party at the option of the holder.

4.3 Conversion. Each share of Series B Preferred Stock shall be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) upon the receipt by the Corporation of a written request for such conversion from the holders off the Series B Preferred Stock.

4.4 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of conversion, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of conversion, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

4.5 Adjustments to Conversion Price for Diluting Issues. If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof or pursuant to Recapitalization provisions of such Options or Convertible Securities, the Conversion Price of each series of Preferred B Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto; the originating basis of which is a one to one conversion for each share of Series A or Series B Preferred Stock for each share of Common Stock on the day of issuance. The company shall use the “Broad Based Weighted Average” method for adjusting the conversion value and for the payment of dividends. This provision shall apply only to Series A Preferred shares and Series B Preferred shares.

4.6 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

5.0 Voting Rights. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the corporation,(b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Common Stock and Preferred B Stock shall have the right to one (1) vote per share of held of record by such holder and each holder of Series A Preferred Stock shall have the right to one hundred (100) votes per share of Series A Preferred Stock held of record by such holder.

ARTICLE V: AMENDMENT OF BYLAWS

5.1 The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

6. Director Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The authorized number of directors which shall constitute the Whole Board shall be no less than two (2) directors. The number of directors may from time to time be increased or decreased by action of the Board of Directors with a majority vote of shareholders. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation including but not limited to the following.

6.1 No more than Two Executive Directors, as appointed by holders of Series A Preferred Shares, pursuant to the Articles of Incorporation, shall serve on the Board of Directors. Executive Directors, so appointed, shall have two [2] super votes each on all matters requiring a vote, action or consent of the Board of Directors.

6.2 The Board of Directors may not overturn or otherwise interfere with the pre-emptive rights and approval rights granted to Preferred Series A shareholders in these Articles of Incorporation.

6.3 A quorum for all meetings of the Board of Directors shall consist of two (2) Executive Directors present for the transaction of business, but if at any meeting of the Board there shall be less than a majority of Executive Directors present, then quorum shall consist of a majority of the authorized number of directors present.

6.4 When a quorum is present at any meeting, a majority of the members present shall decide any question brought at such meeting, except as otherwise provided in these Articles of Incorporation. Every act or decision done or made by a majority of the directors present at any meeting duly held at which a quorum is present is the act of the board, subject to the provisions of the DGCL. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

6.5 Either the Chairman of the Board or majority of the directors present at a meeting may adjourn any meeting to another time and place, whether or not a quorum is present at the meeting.

6.6 Together with other requirements of law, a change of control of the corporation involving a sale of the business, merger, change in CEO, change in a majority of the Board of Directors shall also require the written consent of both of the Executive Directors of the company as identified in the Articles of Incorporation, provided they are active members of the Board of Directors. Should one of the two (2) Executive Directors no longer be serving on the board at a change of control, then one Executive Director’s written consent is required to approve the transaction.

6.7 The Board of Directors by a majority vote under quorum at any meeting may amend the Bylaws of the corporation.

6.8 Election of Directors. The holders of Series A Preferred Stock, voting as a separate class on an as converted to Common Stock basis, shall be entitled to elect two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Executive Directors”). Any additional members of the Corporation’s Board of Directors shall be elected by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The directors elected may be removed without cause by, and only by, the affirmative vote of holders representing a majority of the outstanding shares of Preferred A Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 6.1, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 6.1.

6.9 Vote by Ballot. Election of directors need not be by written ballot.

ARTICLE VII: DIRECTOR LIABILITY; INDEMNIFICATION

7.1 Limitation of Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

7.2 Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

8.1 Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, special meetings of the stockholders of the corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, the Chief Executive Officer, President or the Secretary, and may not be called by any other person or persons. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting. The Chairman of the Board of Directors shall preside over all meetings of the stockholders and may adjourn any stockholder meeting at any time.

ARTICLE IX: CHOICE OF FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the corporation’s Restated Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the corporation’s Restated Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this corporation required by applicable law or by this Restated Certificate of Incorporation, any amendment to or repeal of this ARTICLE X or ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII or ARTICLE IX of this Restated Certificate of Incorporation (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least 50.1 percent of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.